Exhibit 10.1

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Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission.

INDUSTRIAL COLLABORATION AGREEMENT

COLLABORATION AGREEMENT effective as of February 1, 2000 (the “Effective Date”), by and among INTERNATIONAL AIDS VACCINE INITIATIVE, a not-for-profit corporation with its principal offices at 810 Seventh Avenue, New York, New York 10019 (hereinafter referred to as “IAVI”), CHILDREN’S RESEARCH INSTITUTE, a not-for-profit corporation with its principal offices at 700 Children’s Drive, Columbus, Ohio 43205 (hereinafter referred to as “Children’s”), and TARGETED GENETICS CORPORATION, a Washington corporation with its principal offices at 1100 Olive Way, Suite 100, Seattle, WA 98101 (hereinafter referred to as “TGC”).

WHEREAS, IAVI has, as one of its principal objectives, the acceleration of development of vaccines against HIV for use and distribution in Developing Countries (as defined below); and

WHEREAS, Children’s and its personnel have certain skills and own rights to certain technology, primarily relating to vaccine design, and TGC possesses certain skills and owns or has license rights to certain technology, primarily relating to vaccine development, which can aid IAVI in its objectives; and

WHEREAS, the Research and Development Program (as defined below) contemplated by this Agreement is of mutual interest and benefit to Children’s, TGC and IAVI, and will further the objectives of IAVI in a manner consistent with its status as a not-for-profit, tax-exempt, institution;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS.    For purposes hereof, the following terms shall have the meanings specified below:

(a)    “Affiliate” of a party means the entities that, directly or indirectly, own or control the voting of at least 50% of the voting capital interests of such party (“Parent”), or at least 50% of the voting capital interests (or equivalent control) of which are, directly or indirectly, owned, or the voting of which are controlled, by such party, its Parent, or an Affiliate of such party.

(b)    “Background Technology” shall mean: (i) the rights to make, use, sell, offer for sale, and import the TGC-Controlled Inventions; (ii) all inventions (whether or not patented or patentable), know-how, techniques, cell lines, data, studies and results of studies and other proprietary information in the possession or control of Children’s at the Effective Date and at any time thereafter during the period in which Children’s remains a direct participant in the Research and Development Program, to the extent bearing upon the Program Vaccines, the TGC-Controlled Inventions, the Program Inventions, or any of them within the Program Field

(as and to the extent the Program Field exists during the period of such direct participation by Children’s); and (iii) know-how and other proprietary information in the possession or control of TGC at the Effective Date and at any time thereafter during the period in which TGC remains a direct participant in the Research and Development Program, to the extent useful for the practice of the TGC-Controlled Inventions within the Program Field (as and to the extent the Program Field exists during the period of such direct participation by TGC).

(c)    “Collaboration Payments” shall mean the cash payments to be made (subject to Sections 6(b) and 6(e)(i)) by IAVI to Children’s and by Children’s to TGC under this Agreement as awards in support of the Research and Development Program.

(d)    “Developing Countries” shall mean those countries defined from time to time by the World Bank on a mutually-acceptable public listing as having “low-income economies” or “middle-income economies” (whether lower-middle or upper-middle) (or a mutually acceptable equivalent list of countries, if such World Bank country lists are discontinued). A list of all such Developing Countries as of the Effective Date is set forth in Attachment A annexed hereto. Notwithstanding the foregoing, no country which is at the relevant time under a trade embargo imposed by U.S. law or regulation or any other applicable export restriction imposed by law or regulation affecting the Program Vaccines, any Background Technology or any Program Inventions will be considered part of the Developing Countries for purposes of the section(s) of this Agreement that would constitute, call for, or facilitate any violation of such embargo or restriction, unless and to the extent that IAVI establishes to TGC’s reasonable satisfaction in each instance that IAVI has at its own risk and expense received (for itself and for TGC, to the extent applicable to the transactions under this Agreement) an exemption, export license, or other governmental authorization removing all such embargoes and restrictions as to that country, as applicable to such section(s) hereof. If IAVI so requests, Children’s and TGC will make available reasonable assistance to IAVI in support of its application for any such exemption, license or authorization.

(e)    “Follow-On Project(s)” shall mean any project in whole or in part to be conducted under the auspices of, or with funding from, IAVI or any of its affiliates or contractors to conduct further work on or with respect to the Program Inventions (or any of them) or other results of the Research and Development Program, whether involving TGC (i.e., under a separate agreement) and/or any third party; provided, however, that those supplemental testing and subcontracting projects that are designated to be conducted by or for IAVI under the Work Plan and Budget by contractors other than Children’s and TGC shall not be considered Follow-On Projects.

(f)    “Marketing Approval Application” shall mean an application to the relevant health regulatory agency in a country seeking formal approval for the marketing and sale of a product for use in humans for prophylactic or therapeutic purposes. As an example, the current term for a Marketing Approval Application made to the US Food and Drug Administration is “BLA” (Biological License Application), and the term shall be applied to similar sorts of applications in other nations. An initial application for clinical testing (called an IND in the US) would not be a Marketing Approval Application as the term is used herein.

(g)    “Net Sales” shall mean [*]

(h)    “Program Field” shall mean the manufacture of one or more of the Program Vaccines through the use of the particular combination of Program Inventions and Background Technology as implemented by Children’s and TGC under this Agreement during and in the course of the Research and Development Program (as the same may be supplemented or improved by or for IAVI with other inventions or technology from sources other than Children’s or TGC), solely for distribution in the Public Sector, and the use, sale, offer for sale, and import of such Program Vaccines so manufactured in and to the Public Sector. IAVI understands that Children’s and/or TGC may also engage, outside the Research and Development Program but contemporaneously with it, in other activities, programs or collaborations using and/or improving upon the Background Technology or other technology that may be useful in connection with one or more vaccines, and that Children’s and/or TGC may continue, after the end of the Research and Development Program, to improve the Background Technology and to make other inventions or to develop other know-how which may be useful in connection with one or more vaccines, including without limitation by improving concentration levels, purity, scale of manufacture, efficiency of manufacture, clinical effectiveness, safety, and/or quality of the results. Unless otherwise agreed by Children’s or TGC, in its discretion and as applicable to it respectively, under subsequent agreement(s), the Program Field will not include the use or exploitation of any such improvements, inventions or know-how so developed or obtained by or for Children’s or TGC outside or after the Research and Development Program.

(i)    “Program Inventions” shall mean inventions, discoveries, and improvements, patentable or unpatentable, first conceived or reduced to practice by Children’s, TGC, IAVI, or the subcontractors of any of them during and in the course of work under the Research and Development Program, inclusive of any cell lines or other materials first developed in the course of such work under the Research and Development Program.

(j)    “Program Vaccines” shall mean any AAV (adeno-associated virus) particle-based vector that contains an HIV-1 gene in the recombinant vector genome and that can act as a prophylactic vaccine against HIV-1.

(k)    “Proprietary Technology” shall mean any Background Technology to the extent it has not previously been disclosed in an issued patent or a published patent application.

(l)    “Public Sector” shall mean governmental health agencies of Developing Countries and shall also include IAVI, the World Health Organization, UNICEF and other non-profit agencies, to the extent, as to each of the foregoing, that it purchases or manufactures Program Vaccines for delivery and/or sale solely on a non-profit basis for use within Developing Countries.

(m)    “Qualified Bidder” shall mean a company or governmental entity: (i) with the [*]; and (ii) that certifies and otherwise reasonably establishes that it [*].

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(n)    [*]

(o)    “Research and Development Program” shall mean the program described in the Work Plan and Budget, as conducted during the term of this Agreement and with the IAVI funding provided under this Agreement. “Year 1” of the Research and Development Program will start as of the Effective Date and will end on January 31, 2001. “Year 2” will run from February 1, 2001 through January 31, 2002. “Year 3” will run from February 1, 2002 through January 31, 2003. Each year of the Research and Development Program will be divided into four quarters of three months each (“Program Quarter(s”)).

(p)    “TGC-Controlled Inventions” shall mean the inventions disclosed in the United States patents and foreign equivalents and United States and foreign patent applications listed in Attachment B and all divisions, continuations, continuations in part, reissues, or extensions thereof, any periods of marketing exclusivity relating thereto, and any letters patent that issue thereon. It is understood that certain of the TGC-Controlled Inventions (the “Licensed Children’s Rights”) are owned by Children’s and are covered by one or more exclusive licenses or sublicenses to TGC, directly or indirectly.

(q)    “TGC Withdrawal Date” shall mean the effective date of a termination of this Agreement pursuant to Section 6(a), Section 6(e)(ii), or Section 6(f)(i).

(r)    “Work Plan and Budget” shall mean the set of tasks, procedures, protocols, standards, budgets, and target time frames set forth in Attachment C hereto, as such Attachment may be amended or supplemented by mutual written agreement of the parties from time to time.

2.    STATEMENT OF WORK.    (a)    Each of Children’s and TGC agrees to perform the work designated in the Work Plan and Budget to be performed by it, respectively, in the course of the Research and Development Program substantially within the time frames designated in the Work Plan and Budget. TGC will act as the primary Vaccine Developer under the Work Plan and Budget. Children’s and TGC will be entitled to involve one or more subcontractors in the performance of such work, provided that each such subcontractor is approved in writing for such purpose by all parties to this Agreement, which approval shall not be unreasonably withheld or delayed. IAVI acknowledges that later steps and phases of work in the Research and Development Program, and the time frames therefor, will depend in part upon the results achieved in earlier steps and phases. The responsibility of Children’s and TGC hereunder shall be satisfied by their devotion to the Research and Development Program of the efforts called for from them, respectively, in the Work Plan and Budget; neither of Children’s nor TGC warrants or commits that it will achieve successful or timely results in the conduct of the Research and Development Program.

(b)    The initial Work Plan and Budget attached hereto as of the Effective Date describes Children’s and TGC’s respective work for year 1 of the Research and Development Program. On or before the end of the ninth month of year 1 of the Research and Development Program, Children’s and TGC will jointly prepare and provide in draft form to IAVI a proposed

[*]	Confidential treatment requested.

amendment to the Work Plan and Budget, containing a statement of Children’s and TGC’s work for year 2 of the Research and Development Program, and of the amounts of Collaboration Payments to be made with respect to that period, and the parties will in good faith come to agreement on or before the end of the eleventh month of year 1, on the final form of such an amendment. Similarly, on or before the end of the ninth month of year 2, Children’s and TGC will jointly prepare and provide in draft form to IAVI a proposed amendment to the Work Plan and Budget, containing a statement of Children’s and TGC’s work for year 3 of the Research and Development Program, and of the amounts of Collaboration Payments to be made with respect to that period, and the parties will in good faith come to agreement on or before the end of the eleventh month of year 2, on the final form of such an amendment. The amounts of Collaboration Payments to be made with respect to year 2 and year 3 will be prepared and agreed upon on the basis of similar cost principles used in the preparation and agreement upon the Collaboration Payments to be made with respect to year 1. Such amendments to the Work Plan and Budget will be prepared and agreed upon in light of the progress made to that time in the course of the Research and Development Program, and no party will unreasonably withhold or delay its agreement to any such amendment.

(c)    Throughout the Research and Development Program, each of Children’s and TGC agrees to consult with IAVI and its authorized representatives concerning its respective progress and developments in connection with the Research and Development Program. Children’s and TGC acknowledge that IAVI may appoint one or more advisory committees with respect to this Agreement and the conduct of the Research and Development Program, including outside experts. IAVI agrees to consult with Children’s and TGC and to take into reasonable account their views concerning the members of such committee(s), and, where reasonably so instructed by Children’s or TGC, to prevent the disclosure of any confidential information of Children’s and/or TGC to specific members of such committee(s). On a quarterly basis, Children’s and TGC shall jointly provide IAVI with detailed written scientific reports concerning the progress of research and development conducted by them as part of the Research and Development Program. Such written reports shall be supplemented and updated by verbal reports provided by Children’s and/or TGC to IAVI on at least a monthly basis. Children’s and TGC shall jointly provide IAVI with a final written report concerning the Research and Development Program within three (3) months after the completion of the Research and Development Program.

(d)    In connection with the Research and Development Program, each of Children’s and TGC agrees that it will comply with all laws, statutes, rules, regulations and guidelines promulgated by any governmental agency, instrumentality, authority or regulatory body having jurisdiction over any matters relating to its respective role in the Research and Development Program (including, without limitation, any laws, statutes, rules, regulations or guidelines concerning animal or human use or testing) and will give IAVI immediate written notice of any breach, violation or deviation (or threatened or alleged breach, violation or deviation) from any such laws, statutes, rules, regulations or guidelines or of the institution or threatened institution of any action, suit or proceeding related thereto. During the Research and Development Program, Children’s and TGC will comply with all biohazard or other safeguards as may be required by any applicable law, statute, rule, regulation or guideline.

(e)    A Project Management Committee shall be established within thirty (30) days after the Effective Date and shall be maintained throughout the period of the Research and Development Program and in accordance with the Work Plan and Budget. The Project Management Committee shall consist of three (3) members, one (1) appointed by each party hereto, and shall be chaired by the member appointed by IAVI. The Project Management Committee shall be responsible for regular coordination and monitoring of activities hereunder and shall only act through the unanimous consent of its members, either at a meeting in which all members are in attendance or by a signed written consent in lieu of a meeting. Meetings of the Project Management Committee will be held at the call of any member, upon at least five days prior notice to the others. Meetings may be held by conference telephone call in which all members can hear the others and be heard by them.

(f)    [*]

3.    VACCINE DESIGNER.    All research conducted by Children’s in connection with the Research and Development Program will be supervised by Dr. Philip R. Johnson (hereinafter referred to as the “Vaccine Designer”) who shall have the duties and authority customarily associated with being the principal investigator for such research and who, by his signature below, agrees to perform such services. If, for any reason, Dr. Johnson is unable or unwilling to continue to serve as Vaccine Designer for the Research and Development Program (of which Children’s agrees to notify TGC and IAVI promptly), Children’s will within thirty (30) days nominate a successor Vaccine Designer at Children’s, subject to the approval of TGC and IAVI, which approval shall not be unreasonably withheld or delayed. If a successor Vaccine Designer at Children’s and acceptable to TGC and IAVI cannot be determined by the parties within ninety (90) days from the date Dr. Johnson ceases to serve as Vaccine Designer for the Research and Development Program: (i) IAVI may terminate this Agreement immediately upon written notice to Children’s and TGC; or (ii) if IAVI does not so terminate this Agreement as of the end of such 90-day period, TGC and/or IAVI may terminate Children’s direct involvement in the Research and Development Program, clause (i) of Section 6(b) shall apply, and TGC and IAVI shall determine a replacement Vaccine Designer with approval from Children’s as a continuing licensor of rights hereunder, which approval shall not be unreasonably withheld or delayed. The foregoing provisions shall apply to any replacement or successor Vaccine Designer selected by IAVI, Children’s and TGC in accordance with the terms of this Agreement.

4.    PERIOD OF PERFORMANCE.    The Research and Development Program shall be conducted during the period from the Effective Date through the end of year 3 of the Research and Development Program, and will be subject to renewal by mutual agreement (in writing) of the parties.

5.    PAYMENTS.    (a)    In consideration of the services to be provided and rights granted by Children’s and TGC hereunder during year 1 of the Research and Development Program, IAVI agrees to pay the Collaboration Payments with respect to [*] to Children’s, as more fully described in the Work Plan and Budget. IAVI agrees to pay [*]. The purpose of this is to expedite the start-up costs associated with the program, and to enable Children’s and TGC to immediately begin addressing project related tasks. Thereafter, Collaboration Payments will

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be made to Children’s with respect to [*]. In the event of a significant delay or acceleration in the Work Plan and Budget for year 1, the payment schedule may be amended by mutual written agreement of the parties.

(b)    Payments shall be made by IAVI on the condition that the funds will be [*] in accordance with the terms and conditions of this Agreement, the Work Plan and Budget for the applicable year, and the Research and Development Program. Children’s and TGC shall provide to IAVI summary quarterly reports no less than thirty (30) days after the end of each Program Quarter for which funding hereunder was obtained from IAVI documenting, on a basis consistent with Children’s or TGC’s (as the case may be) internal, generally-applicable cost accounting methods, that all such funds were utilized for the Research and Development Program in accordance with the foregoing.

(c)    Children’s shall, within [*] following its receipt of each and every Collaboration Payment hereunder, remit the entire amount of the Collaboration Payment to TGC, less the portion of the Collaboration Payments attributable under the Work Plan and Budget to Children’s for the work of the Vaccine Designer in the Research and Development Program (the “Vaccine Designer’s Portion”), and Children’s reasonable overhead charges (as more fully described in the Work Plan and Budget) with respect solely to the Vaccine Designer’s Portion. Children’s will not charge for or impose on its role or activities hereunder, nor deduct from the Collaboration Payments, any other overhead, processing, administrative or other fees of any sort.

(d)    Other than the Collaboration Payments set forth above, all costs and expenses incurred by Children’s in connection with the rendition of its services hereunder shall be borne exclusively by Children’s without further reimbursement or compensation directly or indirectly by IAVI or TGC. Other than the Collaboration Payments set forth above, all costs and expenses incurred by TGC in connection with the rendition of its services hereunder shall be borne exclusively by TGC without further reimbursement or compensation directly or indirectly by IAVI or Children’s.

6.    TERMINATION.    (a)    TGC may terminate this Agreement at any time, without cause, by giving at least ninety (90) days’ notice in writing to Children’s and IAVI.

(b)    Children’s may terminate its direct involvement in the Research and Development Program at any time, without cause, by giving at least ninety (90) days’ notice in writing to TGC and IAVI. In that event: (i) IAVI and TGC will cooperate reasonably in the institution by them of alternative procedures whereby the Collaboration Payments (including the Vaccine Designer’s Portion) will from that point forward be paid directly by IAVI to TGC; (ii) unless alternative arrangements reasonably satisfactory to TGC and IAVI are made for the continuation of Dr. Johnson as the Vaccine Designer after the termination of Children’s involvement hereunder, a replacement Vaccine Designer acceptable to TGC and IAVI shall be substituted (with approval from Children’s as a continuing licensor of rights hereunder, which approval shall not be unreasonably withheld or delayed), it being agreed that if a substitute Vaccine Designer reasonably acceptable to IAVI cannot be agreed upon within ninety (90) days following the end

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of such involvement by Children’s, then IAVI may terminate this Agreement immediately upon written notice to TGC.

(c)    IAVI may terminate this Agreement without cause, effective at any time following the end of year 1 of the Research and Development Program, by giving at least ninety (90) days’ notice in writing to Children’s and TGC.

(d)    If the parties fail to reach a mutual agreement on an amendment to the Work Plan and Budget for the coming year of the Research and Development Program, on or before the dates specified in Section 2(b) or such later date as they may mutually agree, this Agreement may be terminated by any party upon notice to the other parties effective ninety (90) days following such date (or such later date, as may be agreed upon in writing by the parties).

(e)    In addition to the foregoing:

(i)    in the event that Children’s shall breach any of the terms, conditions and agreements contained in this Agreement to be kept, observed or performed by it, then either IAVI or TGC may at its option and without prejudice to any of its other legal and equitable rights and remedies terminate the direct involvement of Children’s in the Research and Development Program by giving Children’s thirty (30) days’ notice in writing, particularly specifying the breach, unless Children’s within such thirty (30) day period shall have rectified the breach. If the involvement of Children’s is so terminated, IAVI and TGC will cooperate reasonably in the institution by them of alternative procedures whereby the Collaboration Payments (including the Vaccine Designer’s Portion) will from that point forward be paid directly by IAVI to TGC (unless alternative arrangements are made with Dr. Johnson or a successor); and, unless alternative arrangements reasonably satisfactory to TGC and IAVI are made for the continuation of Dr. Johnson as the Vaccine Designer after the termination of Children’s involvement hereunder, a replacement Vaccine Designer acceptable to TGC and IAVI shall be substituted (without the need for approval from Children’s, notwithstanding Children’s role as a continuing licensor of rights hereunder), it being agreed that if a substitute Vaccine Designer reasonably acceptable to IAVI cannot be agreed upon within ninety (90) days, then IAVI may terminate this Agreement immediately upon written notice to TGC;

(ii)    in the event that TGC shall breach any of the terms, conditions and agreements contained in this Agreement to be kept, observed or performed by it, then IAVI may at its option and without prejudice to any of its other legal and equitable rights and remedies terminate this Agreement by giving TGC and Children’s thirty (30) days’ notice in writing, particularly specifying the breach, unless TGC within such thirty (30) day period shall have rectified the breach; and

(iii)    in the event that IAVI shall breach any of the terms, conditions and agreements contained in this Agreement to be kept, observed or performed by it, then TGC may at its option and without prejudice to any of its other legal and equitable rights and remedies terminate this Agreement by giving Children’s and IAVI thirty (30) days’

notice in writing, particularly specifying the breach, unless IAVI within such thirty (30) day period shall have rectified the breach.

(f)    In addition to the foregoing:

(i)    in the event TGC shall become insolvent or shall suspend its business or shall file a voluntary petition or an answer admitting the jurisdiction of the court in the material allegations of, or shall consent to, an involuntary petition pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply or consent to the appointment of a receiver or trustee of a substantial part of its property, then IAVI may thereafter immediately terminate this Agreement by giving written notice of termination to TGC; and

(ii)    in the event Children’s shall become insolvent or shall suspend its business or shall file a voluntary petition or an answer admitting the jurisdiction of the court in the material allegations of, or shall consent to, an involuntary petition pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply or consent to the appointment of a receiver or trustee of a substantial part of its property, then either IAVI or TGC may thereafter immediately terminate Children’s direct involvement in the Research and Development Program by giving written notice thereof to the other and to Children’s and the provisions of clauses (i) and (ii) of Section 6(b) shall apply.

(g)    If this Agreement is terminated by TGC at its election pursuant to Section 6(a) or due to an uncured breach by TGC as described in clause 6(e)(ii), the unexpended and uncommitted balance of any Collaboration Payments made to Children’s (including those portions retained by it and those paid by it to TGC) shall be promptly returned to IAVI by Children’s and by TGC, as appropriate. If this Agreement is terminated by IAVI at its election pursuant to clause (b) of this section, or due to a failure of the parties to reach agreement as described in clause (c) of this section, or due to a failure to agree upon a replacement Vaccine Designer as described in Sections 3 or 6(b) or clause 6(e)(i), all Collaboration Payments paid or payable to Children’s and TGC prior to the effective date of the termination shall be retained by Children’s and TGC, respectively.

(h)    The provisions of Sections 6 through 24 of this Agreement shall survive the termination or expiration of this Agreement; provided, however, that to the extent any such provision(s) would by their nature not be applicable to post-term periods, or where they state that they are applicable during the term of this Agreement or during the Research and Development Period, or for a stated period or under stated conditions thereafter, such provisions will not survive such termination or expiration, such stated period, or in the absence of such conditions, as applicable in each instance.

7.    PUBLICATIONS.    TGC and/or Children’s will be free to publish the results of research performed under this Agreement after providing IAVI with a thirty (30) day period in which to review each publication for patent purposes and to identify and correct any inadvertent disclosure of IAVI’s proprietary information or use of IAVI’s name which IAVI, in its sole discretion, considers inappropriate. In any such publication, IAVI’s funding collaboration shall be acknowledged by TGC and/or Children’s, as shall the respective roles of TGC and Children’s hereunder. TGC and Children’s further agrees to promptly publish, at IAVI’s request or to allow IAVI to publish, following sufficient time for filing of patent applications, those results of the Research and Development Program that, in TGC’s and Children’s reasonable judgment, may be published without disclosing significant trade secrets of TGC or of Children’s.

8.    PROPRIETARY INFORMATION.    A party may disclose to one or more of the other parties its proprietary information which the disclosing party considers necessary to the performance or interpretation of the results of the Research and Development Program and to any subsequent development of the technology of the Research and Development Program. The disclosing party shall be obligated to identify the proprietary nature of the information promptly in writing. The receiving party(ies) agree(s) to retain such information in confidence and use its (or their) best efforts to prevent its disclosure to third parties, other than to another party to this Agreement, which shall not be considered a third party under this clause to the extent any disclosures to it of information obtained from the disclosing party are made solely in support of the Research and Development Program. The receiving party shall be relieved of this obligation only when this information becomes publicly available through no fault of the receiving party or is independently developed without utilization of such proprietary information.

9.    RELEASE OF INFORMATION.    Any press release, public statement or public release or disclosure of any information not previously disclosed publicly with respect to the Research and Development Program (including, without limitation, any release of information in connection with any scientific and medical conference) that is not mandated by law shall be subject to the mutual approval of IAVI, Children’s and TGC, which approval shall not be unreasonably withheld or delayed. In any such press release, public statement or public release or disclosure of information, IAVI’s funding collaboration and the respective roles of Children’s and TGC hereunder shall be acknowledged. Notice of any such press release, public statement or public release or disclosure which is mandated by law shall be furnished to the other parties as far in advance as is reasonably possible and their input shall be taken into account with respect thereto to the extent not inconsistent with such legal obligation.

10.    INTELLECTUAL PROPERTY.    (a)    Each of Children’s and TGC shall disclose to each other and to IAVI in writing, at the earliest practical time, all Program Inventions. IAVI and each of Children’s and TGC shall retain all such disclosures in confidence and use its best efforts to prevent their disclosure to other third parties. The party receiving such a disclosure shall be relieved of this obligation only when this information becomes publicly available through no fault of such party, or as published or otherwise publicly disclosed in accordance with the terms of this Agreement. Each of TGC and Children’s agrees to notify the other parties immediately of any decision to apply for letters patent with respect to any Program Invention. TGC and Children’s shall provide the other parties with the opportunity to review and comment on all such patent applications prepared by it hereunder and it shall consider the other parties’ comments seriously and in good faith.

(b)    Subject to the provisions of this Agreement, as among the parties to this Agreement:

(i)    TGC shall retain all of its rights and properties (whether as title holder, licensee or sublicensee) in and to the TGC-Controlled Inventions and the other Background Technology of TGC. TGC hereby grants to Children’s and its Affiliates [*] right and license, for [*], to [*] TGC-Controlled Inventions and the other Background Technology of TGC [*] solely during and within the scope of and directly in support of Children’s activities and work under the Research and Development Program. Where TGC believes that there are restrictions on its right to permit the use of any Background Technology for purposes of such license, it shall promptly so inform Children’s and IAVI and the parties will consult as to the proper course of action under the circumstances, it being agreed that TGC will not unreasonably refuse to exert reasonable efforts to remove such restrictions where IAVI and/or Children’s bears all material costs, fees, and risks of such efforts and such removal;

(ii)    Children’s shall retain all of its rights and properties (whether as title holder, licensee or sublicensee) in and to the Background Technology of Children’s (inclusive of its title in the Licensed Children’s Rights, subject to the applicable licenses granted thereon). Children’s hereby grants to TGC and its Affiliates an [*] right and license, [*] Program Vaccines under the Background Technology of Children’s [*], whether [*], and specifically including without limitation within the scope of and in support of all grants (contingent or otherwise) by TGC to IAVI hereunder and of any activities by or for TGC or its licensees or contractors as described in clauses (i) and (ii) of Section 11(e) or in Section 11(i). To the extent any such Background Technology of Children’s is part of the Licensed Children’s Rights, such license under this clause shall be [*] as provided in those existing license and sublicense agreements. Otherwise, such license to TGC hereunder shall be [*];

(iii)    Title to any and all Program Inventions that are invented solely by TGC personnel shall be and remain the property of TGC;

(iv)    Title to any and all Program Inventions that are invented jointly by TGC personnel and Children’s personnel shall be and remain co-owned by TGC and Children’s;

(v)    TGC will control all patent matters with respect to all Program Inventions that are invented either solely by TGC personnel or jointly by TGC personnel and Children’s personnel and may file patents on any such Program Invention at its sole cost and expense;

(vi)    TGC hereby grants to Children’s and its Affiliates an [*] right and license, [*] Program Inventions other than those that are invented solely by TGC personnel, provided that Children’s shall not without the prior written consent of TGC [*], any of such Program Inventions for any purpose whatsoever;

(vii)    Title to any and all Program Inventions that are invented solely by Children’s personnel shall be and remain the property of Children’s;

[*]	Confidential treatment requested.

(viii)    Children’s hereby grants to TGC and its Affiliates an irrevocable, worldwide right and license, with right to sublicense, to make, use, sell, offer for sale and import Program Vaccines under all Program Inventions that are invented solely by Children’s or jointly by Children’s and TGC, whether such making, use, sales, offers, or importation occurs during or after the term hereof, and specifically including without limitation within the scope of and in support of all grants (contingent or otherwise) by TGC to IAVI hereunder and of any activities by or for TGC or its licensees or contractors as described in clauses (i) and (ii) of Section 11(e) or in Section 11(i). To the extent any such Program Inventions would be automatically included in the Licensed Children’s Rights pursuant to the terms of the existing license and sublicense agreements with respect to the Licensed Children’s Rights, such license under this clause [*]. Otherwise, such license by Children’s to TGC hereunder shall [*];

(ix)    [*], Children’s will control all patent matters with respect to all Program Inventions that are invented solely by Children’s personnel and may file patents on any such Program Invention at its sole cost and expense. Children’s agrees to notify TGC and IAVI immediately of Children’s decision to apply for letters patent with respect to any such Program Inventions. Children’s shall provide TGC and IAVI with the opportunity to review and comment on all such patent applications prepared by Children’s hereunder and Children’s shall consider TGC’s and IAVI’s comments seriously and in good faith; and

(x)    In the event [*], Children’s and TGC agree to [*]. Children’s and TGC do not intend that the clauses hereof [*]. Accordingly, where [*] under more than one clause hereof with respect to the same product or service, the clause that provides for [*] will be the only clause that will be effective as to [*].

11.    CERTAIN AGREEMENTS.    (a)    For IAVI to achieve its goal of accelerating the development of the most promising candidate vaccines for large-scale clinical trials in the developing world, it is likely that IAVI will need to conduct head to head comparative studies of different vaccines in early stage preclinical and clinical testing. Subject to IAVI’s obligations under Section 8 hereof, each of Children’s and TGC agrees to make available to IAVI [*] during the term of the Research and Development Program sufficient quantities of the Program Vaccine(s), reagents and/or blood samples associated with preclinical and clinical development of the Program Vaccine(s) solely for such comparative studies and independent analyses. IAVI’s rights to obtain quantities of the Program Vaccine(s), reagents and/or blood samples associated with preclinical and clinical development of the Program Vaccine(s) for such comparative studies and independent analyses after termination or expiration of this Agreement will require [*], and such right shall not survive for more than [*] following such termination or expiration.

(b)    TGC and Children’s hereby acknowledge that IAVI may at any time conduct or start to conduct, or enter into any agreement to fund the conduct by any third party, of any supplemental or other research provided that the same either (i) is entered and performed pursuant to Section 11(c), 11(d), or 11(e) or (ii) does not constitute a Follow-On Project and does

[*]	Confidential treatment requested.

not involve any use or exploitation of any Background Technology or Program Inventions (except as and to the extent licensed hereunder to IAVI).

(c)    IAVI shall not enter, nor commence or continue to negotiate or seek to enter, into any Follow-On Projects not involving TGC prior to the earlier of the TGC Withdrawal Date or the expiration of 30 full calendar months starting on or after the Effective Date (the “30-Month Point”). If, following the TGC Withdrawal Date or such 30-Month Point, IAVI notifies TGC that IAVI desires to fund one or more Follow-On Projects that do not involve TGC as the principal vaccine developer, then the following shall apply:

(i)    IAVI shall first notify TGC of its intent to fund any such Follow-On Project, including a description of the contemplated scope and goals likely to be involved;

(ii)    IAVI shall exert reasonable commercial efforts, through good faith negotiations over a period of at least [*], to reach agreement with TGC whereby TGC would receive the funding for, and would conduct, such Follow-On Project as the principal vaccine developer, unless TGC waives this section in writing or fails to negotiate in good faith; and

(iii)    to the extent that no agreement is reached pursuant to clause (ii) above, IAVI must give TGC at least [*] prior written notice of the terms of any proposed agreement with any third party with respect to such Follow-On Project, if IAVI is willing to extend to such third party any material terms that are in any respect more favorable for such third party than the terms that IAVI had offered to extend to TGC in the course of the negotiations under clause (ii), and afford TGC the opportunity during such notice period to accept and agree to such agreement on such terms in lieu of such third party;

provided, however, that if IAVI establishes (and notifies TGC in writing of the grounds therefor and the facts that so establish), following the notification by IAVI under clause (i) as to any proposed Follow-On Project, that [*]. If, after satisfaction of the foregoing, IAVI enters into such a Follow-On Project with another party as the principal vaccine developer (which shall be the “Other Developer” in that situation), it shall have, and TGC and Children’s hereby grant, a license permitting IAVI [*] the Program Vaccines under the Program Inventions and the Background Technology [*], other than the Proprietary Technology, [*]. Subject to Section 11(f), such license will be [*].

(d)    If, following the earlier of the TGC Withdrawal Date or the last to occur of:

(i)    the expiration of [*] starting on or after the Effective Date;

(ii)    [*] after the end of the last-to-expire of all Research and Development Programs under this Agreement and under any Follow-On Project(s) involving TGC; or

[*]	Confidential treatment requested.

(iii)    (A)    with respect to any Program Vaccine for which TGC or any of its licensees is then conducting a Commercially Reasonable Program utilizing Program Inventions, [*] after the filing by TGC in the United States or any country in the European Union of the first Marketing Approval Application with respect to such Program Vaccine utilizing any Program Invention(s); or

(B)    with respect to any Program Vaccine for which none of TGC or its licensees is then conducting a Commercially Reasonable Program utilizing Program Inventions, this clause (iii) shall not be applicable;

(C)    as used in this clause (iii), a “Commercially Reasonable Program” means a substantially continuous program of development and clinical testing involving efforts as would normally be devoted to such a program by commercial parties with similar resources to those of the applicable entity (where such resources of the applicable entity are for such purpose deemed to be no less than those available to it as of the Effective Date), where such parties are highly motivated to achieve the milestone of submitting a Marketing Approval Application in at least one of the United States or any of the countries in the European Union. The conduct of a Commercially Reasonable Program will not require that the entity devote thereto efforts or resources beyond those that a prudent commercial enterprise would devote, even though remaining motivated to do so as described above,

TGC or its licensees have not filed any Marketing Approval Application in a particular Developing Country, and IAVI notifies TGC that one or more Other Developers (who shall be named by IAVI in such notice) desires to pursue an active program or application to seek such regulatory approval for the sale of such Program Vaccine to the Public Sector in that Developing Country, then IAVI shall exert reasonable commercial efforts, through good faith negotiations over a period of at least [*], to reach agreement with TGC whereby TGC will agree to pursue such an active program and to make such an application in such Developing Country. To the extent that no such agreement is reached in that time frame, IAVI must give TGC at least [*] prior written notice of the terms of any proposed agreement with such Other Developer if IAVI is willing to extend to such Other Developer any material terms that are in any respect more favorable for such Other Developer than the terms that IAVI had offered to extend to TGC in the course of the negotiations during such [*] period, and afford TGC the opportunity during such notice period to accept and agree to such agreement on such terms in lieu of such Other Developer. Otherwise, IAVI will be entitled to enter such agreement with such Other Developer and TGC and Children’s hereby grant a license permitting IAVI to [*] the Program Vaccines and otherwise to practice the Program Inventions and the Background Technology [*], other than Proprietary Technology [*], only within the Program Field and only as necessary to seek such regulatory approval within such Developing Country. Such license will not entitle IAVI or the Other Developer to manufacture the Program Vaccine for purposes of commercial sale, it being understood that commercial sale rights shall be governed by Section 11(e) below. Subject to Section 11(f), such license [*].

[*]	Confidential treatment requested.

(e)    Following the grant of all regulatory approvals for the sale of a Program Vaccine for use in humans pursuant to a Marketing Approval Application in a particular Developing Country, either TGC shall manufacture and supply such Program Vaccine for commercial sale in the Public Sector in such Developing Country or IAVI or the Other Developer (if any) shall have the right to do so, to be determined as follows:

(i)    If no more than [*] have passed since the grant of such regulatory approval, or, thereafter, if TGC or its licensees or distributors are making such Program Vaccine regularly available to the Public Sector in such Developing Country in quantities reasonably proportionate to the needs in the Public Sector of such Developing Country and [*], then the provisions of clauses (ii), (iii), and (iv) of this Section 11(e) will not be applicable to that Developing Country;

(ii)    Subject to clause (i) above, IAVI may solicit good faith bids from Qualified Bidders with respect to the Developing Country no more than once per year. Upon it being demonstrated to TGC that each such listed entity is a bona fide Qualified Bidder, TGC shall provide each such Qualified Bidder with [*].

(iii)    If a Qualified Bidder submits a bid whereby such Qualified Bidder would manufacture and sell Program Vaccines in the Public Sector of the Developing Country [*], then IAVI may require that TGC (at TGC’s option among such alternatives) either accept the result described in clause (iv) below or that TGC do either or both of the following: [*] as may be mutually agreed by IAVI and TGC in recognition of [*] that may make TGC the more desirable manufacturer; or (B) that TGC will engage that Qualified Bidder to produce the Program Vaccines for distribution in the Public Sector of such Developing Country such that the Program Vaccines will be made available in the Public Sector of the Developing Country [*] that satisfies the criteria stated in subclause (A) of this clause (iii); and

(iv)    If TGC does not take either or both of the alternatives in subclauses (A) and (B) of clause (iii) within a reasonable time, TGC and Children’s hereby grant a license permitting such Qualified Bidder to make, use, sell, offer for sale and import the Program Vaccines and otherwise to practice the Program Inventions and the Background Technology [*] only within the Program Field within such Developing Country, [*], solely within the scope of the license under this Section 11(e). [*].

(f)

(i)    All licenses to Background Technology under this Section 11 shall be subject to any pre-existing obligations TGC has made to third parties, inclusive of any royalty obligations and other amounts payable by TGC to its licensors, sublicensors, or suppliers with respect to such licensing or use of the Background Technology and any audit rights and other terms and conditions required to be imposed on sublicensees; and

(ii)    Where either of TGC or Children’s believes that [*].

[*]	Confidential treatment requested.

(g)    Neither Children’s nor TGC grants, or shall grant, to IAVI any implied licenses or other rights to use any other rights, know-how, or technologies (whether or not available to Children’s or TGC) other than the Program Inventions and the Background Technology as stated in this Section, nor in any way outside of the Program Field.

(h)    IAVI shall not be entitled to any license under this Section 11 if the Research and Development Program is not fully funded by IAVI (at an aggregate level, for the entire Research and Development Program of at least [*] (other than where this Agreement is terminated prior to that time at TGC’s election, TGC’s insolvency as described in Section 6(f), or due to the uncured breach of TGC).

(i)    TGC agrees that it shall pay to IAVI an aggregate royalty of [*] of the Net Sales by TGC or any of its sublicensees of any Program Vaccine [*] which falls under an issued patent on a Program Invention in the country in which the Program Vaccine is manufactured or sold. TGC agrees that it shall pay to IAVI an aggregate royalty of [*] of the Net Sales by TGC or any of its sublicensees of any Program Vaccine [*], when such Program Vaccine does not fall under the preceding sentence, but was nonetheless developed in whole or in material part under the Research and Development Program and is sold prior to the tenth anniversary of the first approval for commercial sale of such Program Vaccine pursuant to a Marketing Approval Application in that jurisdiction.

(j)    On or before the [*] after the end of each calendar quarter following the first approval for commercial sale of a Program Vaccine pursuant to a Marketing Approval Application, TGC shall furnish to IAVI, on such form as is reasonably acceptable to IAVI, accurate statements showing the number, description, gross sales price, itemized deductions from gross sales price and Net Sales price, specified by product and customer (including the full name and address of each customer), together with any returns made, and simultaneously therewith shall make all payments to IAVI required by such statement. Such statements shall be furnished to IAVI whether or not they reflect any sales. Further, within [*] after the completion of TGC’s annual financial reports, it will furnish IAVI with a statement from an officer, certified as correct thereby, that all royalty payments made during the annual period conform to this Agreement. If TGC regularly engages a certified public accountant for its own or other purposes to prepare such information, then such statement shall be certified as correct by such accountant. All information so furnished shall be treated as confidential by IAVI. Receipt or acceptance by IAVI of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude IAVI from questioning the correctness thereof.

(k)    TGC agrees to keep accurate books of account and records covering all sales referred to in Paragraph 11(i) and IAVI and its duly authorized representatives shall have the right at reasonable times (but not more than once per year, and not more than once as to any accounting period) during regular business hours on reasonable notice to examine such books of account and records and all other documents and material in their possession or under its control with respect to the subject matter and terms of this Agreement, and shall have free and full access for such purposes and for the purpose of making extracts therefrom. In the event of an underpayment in excess of five percent (5%) of the royalties actually due, TGC shall promptly

[*]	Confidential treatment requested.

pay to IAVI the reasonable cost of the audit. TGC shall maintain the books and records in connection until the later of three (3) years after the end of the calendar year in which the revenues or expenses therein were received or incurred or the resolution of any question raised with respect thereto. TGC further agree to take such steps as are reasonably appropriate in order to facilitate inspection by IAVI or its nominee of its books and records with respect to amounts due IAVI and that all billings by TGC to its customers shall be kept by it for inspection as provided hereunder.

12.    INDEMNIFICATION.    (a)    TGC agrees to indemnify and hold Children’s, IAVI and their respective affiliates, officers, directors, employees, agents, licensees and sublicensees (collectively, the “Indemnitees” under this subsection) harmless from and against any and all losses, claims, demands, suits, damages, liabilities and related costs and expenses (including reasonable attorneys’ fees) incurred by or asserted against any Indemnitee which may arise as a result of the activities of TGC (or any of its affiliates, officers, directors, employees and agents) in connection with this Agreement unless such losses, claims, demands, suits, damages, liabilities and related costs and expenses (including reasonable attorneys’ fees) shall be due to the gross negligence or willful misconduct of any Indemnitee.

(b)    Children’s agrees to indemnify and hold TGC, IAVI and their respective affiliates, officers, directors, employees, agents, licensees and sublicensees (collectively, the “Indemnitees” under this subsection) harmless from and against any and all losses, claims, demands, suits, damages, liabilities and related costs and expenses (including reasonable attorneys’ fees) incurred by or asserted against any Indemnitee which may arise as a result of the activities of Children’s (or any of its affiliates, officers, directors, employees and agents) in connection with this Agreement unless such losses, claims, demands, suits, damages, liabilities and related costs and expenses (including reasonable attorneys’ fees) shall be due to the gross negligence or willful misconduct of any Indemnitee.

13.    INSURANCE.    TGC shall maintain general liability or similar insurance concerning TGC’s activities in connection with the Research and Development Program with general aggregate limits of at least [*] during the Research and Development Program (prior to any commercial launch of a Program Vaccine as to which royalties would be payable to IAVI hereunder) and of at least [*] following any commercial launch of such a Program Vaccine, and during the period such Program Vaccine remains on the market and subject to a royalty obligation hereunder. Children’s shall maintain general liability or similar insurance concerning Children’s activities in connection with the Research and Development Program with limits of at least [*] (occurrence)/[*] (aggregate) during the Research and Development Program and following any commercial launch of a Program Vaccine, during the period such Program Vaccine remains on the market and subject to a royalty obligation hereunder. Each of Children’s and TGC shall provide the other, and IAVI, with a certificate of insurance evidencing such coverage and such certificate of insurance shall provide that the insurance coverage may not be terminated or amended without at least thirty (30) days’ prior written notice to such other, and to IAVI.

[*]	Confidential treatment requested.

14.    REPRESENTATIONS AND WARRANTIES.    Each of the parties warrants and represents to each of the others that: (i) it has the power and authority to enter into this Agreement and perform its responsibilities and obligations herein and the execution and delivery of this Agreement has been duly authorized; (ii) it has the power to carry out its obligations under this Agreement; and (iii) nothing in this Agreement or in the execution or performance thereof shall constitute a breach, violation or default of any provision contained in such party’s certificate or articles of incorporation or other organizing instruments nor violate any contract or other commitment made by such party.

15.    NO AGENCY OR JOINT VENTURE.    Nothing in this Agreement shall be deemed to create an agency relationship or joint venture among the parties. Each party shall be responsible for all taxes, benefits, withholding, worker’s compensation, unemployment insurance and similar requirements of its own employees and no party’s employees shall be deemed agents or employees of any other party.

16.    BOOKS AND RECORDS.    Children’s and TGC shall each keep complete and accurate records pertaining to the Research and Development Program and its respective expenditures in connection therewith. Subject to the confidentiality provisions hereof, such books and records shall be available to each of the parties to this Agreement for inspection on reasonable prior notice at mutually convenient times, such inspections to occur no more often than twice a year, no more than once as to any period, and no more than three years after the end of the period to which the respective records apply.

17.    USE OF NAMES.    No party will use the name of any other party in any advertising or other form of publicity without the written permission of such other party.

18.    NOTICES.    Any notices required to be given or which shall be given under this Agreement shall be in writing delivered by first class mail (air mail if not domestic), certified or registered mail, or facsimile in which an electronic confirmation of receipt is transmitted, addressed to the parties as shown below and shall be deemed to have been given or made as of the date received:

TARGETED GENETICS CORPORATION	with a copy to:
1100 Olive Way, Suite 100	Perkins Coie LLP
Seattle, WA 98101	411 – 108th Avenue NE
Attention: Chief Executive Officer	Bellevue, WA 98004
FAX: 206-623-7064	Attention: Roger M. Tolbert
FAX: 425-453-7350

INTERNATIONAL AIDS VACCINE INITIATIVE	with a copy to:
810 Seventh Avenue, 31st Floor	Gilbert, Segall and Young LLP
New York, New York 10019	430 Park Avenue
Attention: Wayne Koff	New York, New York 10022
FAX: 212-843-0480	Attention: Neal N. Beaton
FAX: 212-644-4051

CHILDREN’S RESEARCH INSTITUTE	with a copy to:
700 Children’s Drive	Director of Legal Services
Columbus, Ohio 43205	Children’s Hospital
Attention: Philip Johnson, M.D.	700 Children’s Drive
CEO, Children’s Research Institute	Columbus, Ohio 43205
FAX: 614-722-3273	Attn: Martha Johnson
FAX: 614-722-3945

19.    ASSIGNMENT.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for one or more assignments of all of a party’s rights and obligations hereunder in connection with a corporate reorganization, a merger, consolidation or exchange, or an acquisition in which substantially all of the assets of such party that relate to this Agreement and the performance hereof by such party are also assigned, this Agreement shall not be assignable by any party without the prior written consent of each of the other parties. Any attempted assignment in contravention of the foregoing shall be void and of no force or effect.

20.    GOVERNING LAW.    The validity and interpretation of this Agreement and the legal relationship of the parties to it shall be governed by the laws of the State of New York and the United States.

21.    ARBITRATION.    In the event of any dispute, controversy or misunderstanding between or among the parties or any of them arising out of or related to this Agreement or any breach thereof, such dispute, controversy or misunderstanding shall be submitted to binding arbitration conducted by the American Arbitration Association (“AAA”) in New York, New York in accordance with then applicable AAA rules. Any award or judgment rendered by such arbitrator(s) may be entered by either party in any court having jurisdiction thereof. Each party hereby consents to the personal jurisdiction of the state and federal courts of New York.

22.    GOVERNING LANGUAGE.    In the event that a translation of this Agreement is prepared and signed by the parties for the convenience of IAVI, this English language version shall be the official version and shall govern if there is a conflict between the two.

23.    FORCE MAJEURE.    Neither Children’s nor TGC shall be responsible to the other or to IAVI for failure to perform any of the obligations imposed by this Agreement, provided such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, of machinery or equipment or failure of supply of materials, discontinuity in the supply of power, governmental interference, civil commotion, riot, war, strikes, labor disturbance, transportation difficulties, labor shortage or any cause, whether similar or dissimilar to the foregoing, beyond the reasonable control of Children’s or TGC, respectively.

24.    ENTIRE AGREEMENT.    This Agreement embodies the entire understanding and agreement among Children’s, TGC and IAVI with respect to the subject matter contained herein, and any prior or contemporaneous representations, either oral or written, are hereby superseded. No amendments or changes to this Agreement shall be effective unless made in writing and signed and delivered by authorized representatives of all of the parties.

* * * * *

TARGETED GENETICS CORPORATION		INTERNATIONAL AIDS VACCINE INITIATIVE

By:	/s/ H. STEWART PARKER	By:	/s/ SETH BERKLEY
	Name: H. Stewart Parker Title: Pres. & CEO		Name: Dr. Seth Berkley Title: President

CHILDREN’S RESEARCH INSTITUTE

By:	[signature illegible]
Name: Title:

Acknowledged with respect to
The first sentence of Section 3

/s/ Philip R. Johnson
Dr. Philip R. Johnson

ATTACHMENT A
DEVELOPING COUNTRIES AS OF THE EFFECTIVE DATE
(Subject to the penultimate sentence of the definition in Section 1(d))

[*]

[*]	Confidential treatment requested.

ATTACHMENT B
TGC-CONTROLLED INVENTIONS

[*]

[*]	Confidential treatment requested.

ATTACHMENT C
WORK PLAN AND BUDGET

Workplan for the Development and Testing of a
Adeno-associated Virus Vector Prophylactic Vaccine against HIV-1

[*]

[*]	Confidential treatment requested.

YEAR 1 BUDGET IS ON THE FOLLOWING SPREADSHEET

[*]

[*]	Confidential treatment requested.